EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-91476, 333-91065, 333-58607, 333-20739, 33-63629, 33-63221, 33-60448, 33-39762, 33-36708, 33-31685, 33-21068, 33-05616 and Post-Effective Amendment No. 1 to Registration Statement Nos. 333-49967, 333-45613, 333-42817, 33-01333 and 33-10396 of Commercial Federal Corporation on Form S-8 of our report dated February 17, 2004, except for Note 17, as to which the date is February 27, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of Commercial Federal Corporation for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Omaha, Nebraska

March 4, 2004